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                                                                   EXHIBIT 10.20

                               November 22, 1999


David M. Boatner
7 Watermark Way
The Woodlands, Texas  77381

               Re:  Potential Acceleration of Option Vesting Schedule
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Dear David:

     This letter will confirm that the Board of Directors has agreed to accelerate the vesting of your unvested stock options on the terms set forth below.

     You were previously granted options to purchase 325,000 shares of our common stock as follows:

       . 225,200 shares at an exercise price of $9.77 per share, vesting in four equal annual installments of 56,300 shares beginning March 1, 2000; and

       . 99,800 shares at an exercise price of $10.00 per share, vesting in four equal annual installments of 24,950 shares beginning on August 3, 2000.

     If you continue to be employed as our Chief Marketing Officer through at least August 4, 2000 and you provide us with ninety (90) days' written notice of any termination by you of your employment, then upon termination of your employment:

       . all stock options which would otherwise have vested within the one year period following the date of termination, shall automatically become fully vested.

       . the accelerated options shall be exercisable in four equal installments during each of the four full calendar quarters immediately after the date of termination; and

       . each quarterly installment will expire if it is not exercised during the relevant quarter.
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     Options that have vested prior to termination of your employment will be exercisable for a period of ninety [90] days thereafter, in accordance with the terms of our option plans, and will thereafter expire if not exercised.

     For example, if you were to deliver written notice to Splitrock on June 30, 2000 of your intention to terminate your employment on October 1, 2000, then (i) the options to purchase 81,250 shares that vested prior to the date of termination of your employment (i.e. 56,300 on March 1, 2000, and 24,950 shares on August 3, 2000) would continue to be exercisable for a 90-day period (i.e., until December 29, 2000), and (ii) options to purchase 81,250 shares that would otherwise not have vested until March 1, 2001 and August 3, 2001 would be accelerated and vest on October 1, 2000. These accelerated options would be exercisable as follows:

       . options to purchase 20,312.5 shares could be exercised during the quarter ending March 31, 2001 (and such options would expire if not exercised by the end of that quarter);

       . options to purchase 20,312.5 shares could be exercised during the quarter ending June 30, 2001 (and such options would expire if not exercised by the end of that quarter);

       . options to purchase 20,312.5 shares could be exercised during the quarter ending September 30, 2001 (and such options would expire if not exercised by the end of that quarter); and

       . options to purchase 20,312.5 shares could be exercised during the quarter ending December 31, 2001 (and such options would expire if not exercised by the end of the quarter).

     This letter shall serve as an amendment to the formal stock option agreements previously executed.

                                    Sincerely,


                                    William R. Wilson
                                    President and CEO